SETTLEMENT AGREEMENT

This Settlement Agreement (the “Agreement”) is made the 31st day of August 2010 (the “Execution Date”) by and between GE Ionics, Inc., 3006 Northup Way, Suite 200, Bellevue, WA 98004, a Massachusetts corporation (“GE”), and STW Resources Holding Corporation, 619 West Texas Ave, Suite 126, Midland TX  a Nevada corporation  (“STW”) (each a “Party” and collectively the “Parties”).

WITNESSETH:

WHEREAS, STW Resources, Inc., a Nevada corporation, was merged into and is now a wholly owned subsidiary of STW.

WHEREAS, on or about May 22, 2008, STW Resources, Inc. and GE entered into a Teaming Agreement as may subsequently have been amended by documents, correspondence and e-mails between the Parties (together the “Teaming Agreement”);

WHEREAS on or about April 4, 2008 the STW Resources, Inc. and GE entered into a Purchase Order as may subsequently have been amended by documents, correspondence and e-mails between the Parties (together the “Purchase Order”);

WHEREAS, under the Purchase Order, there exists and is due and unpaid a debt by STW Resources, Inc. to GE, including principal, accrued interest as at August 31 2010 and late fees of $11,239,437.00 (the “Original Debt”).

WHEREAS, STW has assumed the rights and obligations of STW Resources, Inc. under the original Purchase Order (including the Original Debt) and Teaming Agreement, such that all releases contained in the Agreement between the Parties shall run in favor of both entities;

WHEREAS, the Parties to this Agreement now desire to resolve all disputes existing between them; and,

NOW, THEREFORE, in consideration of the mutual promises, releases, and payments provided for herein, the Parties hereto agree as follows:

1. Obligations Among the Contractual Parties. By the Parties executing this Agreement, GE shall allow STW to substitute for STW Resources, Inc. as to all rights and obligations under the Purchase Order (including the Original Debt) and Teaming Agreement, for which STW represents to GE that STW is authorized to assume.  Accordingly, to fully discharge STW Resources, Inc.’s financial obligations to GE under the Purchase Order, STW shall pay GE $1,400,000.00 pursuant to the note annexed hereto as set forth on Exhibit A (the “Note”).

A.           Under the terms of the Note, STW will have thirteen (13) months from the date of the Note to pay off the $1,400,000.00, plus interest accrued under the Note in accordance with its terms.  After execution of this Agreement and the Note, upon the consummation and closing of a debt or equity financing, STW will pay GE thirty percent (30%) of any and all Tranches (“Tranches” being defined as the cash receipts of the proceeds of any equity investments in or loans to STW or any affiliated entity by third parties, but excluding any conversions of pre-existing debt to equity by any of STW’s current convertible note holders or creditors) until the Note is paid in full, with accrued interest on the Note.  STW must inform GE within three (3) business days whenever a Tranche is received, noting the date and amount received.  Payment of the thirty percent (30%) shall be made to GE within the earlier to expire of (i) ten (10) business days from STW’s receipt of GE’s invoice (by e-mail or facsimile transmission) or (ii) ninety days from STW’s receipt of the relevant Tranche..  STW’s obligation to pay the Note and accrued interest to GE is unconditional and not conditioned on the level of Tranches received by STW.

B.           Upon timely payment in full of the Note plus accrued interest, GE will release STW from its Original Debt to GE.  Should STW default on the Note, any prior payments on the Note will be applied first to interest due on the Note and any previously paid principal payments on the note will be applied on a dollar-for-dollar basis to STW’s undiscounted Original Debt to GE.

C.           GE will retain all monies paid to date by STW under the Purchase Order and the Note, as well as the equipment (thermal evaporator) ordered and fabricated (partially or fully) under the Purchase Order.  Once the Note has been paid in full prior to the expiration of the thirteen (13) month period, STW Resources, Inc. and STW shall have no further financial obligations to GE.  If, for any reason, STW defaults under the Note and GE chooses to enforce the Original Debt, this Agreement shall not affect any defenses which would be available to STW as a “buyer” under the UCC with respect to goods which are subsequently sold to a third party.  Provided, however, that STW may not assert any such defenses to its obligation of to pay the $1,400,000 and accrued interest and costs under the Note.  By GE entering into this Agreement, and the related Note, GE is not prejudiced from its right to claim the Original Debt from STW or any other right or remedy that may be available to GE under the UCC or otherwise at law.  In the event of any default hereunder, GE shall be entitled to recover under both this Agreement and/or the Note up to a total equal to the Original Debt plus accrued interest at the interest rate specified in the original Purchase Order.

D.           Upon execution of this Agreement, GE and STW confirm the termination of the Teaming Agreement and the Purchase Order, except for any post-termination obligations contained in said agreements, including, but not limited to STW’s Original Debt obligation to GE until said obligation is discharged by STW’s timely performance under the Note or, if said Note is in default, until the Original Debt is paid in full. For the avoidance of doubt, GE shall have no post-termination obligations of exclusivity to STW in respect of the Teaming Agreement.

E.           Publicity:  Under this Agreement, STW has a continuing obligation to keep its website and publicity materials free from any references to GE, other than material which has been pre-approved by GE in writing.  In addition, STW shall not make any public statements concerning this settlement between STW and GE without GE's prior approval in writing.  GE shall not unreasonably withhold STW's requests for approval of publicity regarding GE and this settlement with GE, and upon receipt of a publicity approval request(s) by STW, shall have five (5) business days to approve, reject, or suggest modifications to said request(s).

2. Releases: Except for STW’s Original Debt to GE which will not be released until STW’s timely payment in full to GE of the Note and accrued interest thereon, the Parties hereby mutually release each other from and against any and all claims, choses in action and from any and all debts, obligations, claims, and causes of action either of them may have against the other and against the other‘s respective agents, representatives, employees, predecessors, successors, officers, directors, shareholders, partners, subsidiaries (including STW’s subsidiary, STW Resources, Inc.), parents, or affiliates, whether such debts, obligations, claims, or causes of action are accrued or unaccrued, or known or unknown, all as at the date hereof,.  This release includes but is not limited to any and all claims relating to any interest, penalties or fees resulting from the Teaming Agreement and the Purchase Order.  STW’s release of GE pursuant to this paragraph shall also be considered a release by STW Resources, Inc.  None of the releases under this paragraph act to release the Parties’ obligations set forth in this Agreement or STW’s obligations to GE under the Note.

3. No Admission of Liability: No party admits any default, error, liability, or wrongdoing by entering into this Agreement.  Neither shall any party hereto portray this Agreement or any act taken under or in connection with it as an explicit or implicit statement or admission of the strength or weakness of any position taken by any party.  Instead, the Parties enter into this Agreement to constructively resolve disputes between them and to avoid litigation.

4. No Oral Modifications: This Agreement and the Note set forth the entire agreement between the Parties and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof and may not be changed or terminated orally.  The Parties represent that in entering this Agreement they do not rely on any statement or fact not set forth herein.

5. Governing Law, Remedies, Venue and Jurisdiction: This Agreement shall be governed exclusively by the Laws of the State of New York, and any actions, claims or proceedings shall be subject to the exclusive venue and jurisdiction of the state and Federal Courts in the Borough of Manhattan in the City of New York. The Parties hereby waive any right to a jury trial. In the event of a default by either Party, the other Party’s sole remedy shall be to enforce the terms of this Agreement.  STW agrees to pay any and all expenses (including attorneys’ fees and expenses) incurred by GE which are incurred in endeavoring to collect any amounts payable under this Agreement and the related Note which are not paid when due (whether by acceleration or otherwise) or in otherwise enforcing any rights under this Note.  In the event a Party to this Agreement must institute suit or a cause of action to enforce the terms of this Agreement, the prevailing party will be entitled to fees and costs, including reasonable attorney’s fees. This shall also include any attorney’s fees required for the purposes of executing and collecting on the amounts due pursuant to the Stipulated Judgment, the actual Judgment and the Security Interest.

6. Notices: All notices, requests, demands, claims, and other communications hereunder shall be in writing and delivered via overnight courier.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given as of the next business day.  Such notices shall be addressed to the intended recipient(s) as set forth below:

If to STW:	619 West Texas Ave, Suite 126, Midland TX 79701 E-Mail: stw@stwresources.com Attn: Stanley Weiner

With a Copy to:	D. Grant Seabolt, Jr., Esq. Underwood Perkins, PC 5420 Lyndon B. Johnson Fwy., Suite 1900 Dallas, TX 75240 (972) 788-3310 Phone (972) 788-3360 Fax E-Mail: gseabolt@uplawtx.com

If to GE Ionics:	GE Ionics, Inc., 3006 Northup Way, Suite 200, Bellevue, WA 98004 Attn: William Heins E-Mail: William.heins@ge.com

7. No Representations: Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

8. Severability:  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

9. Entire Agreement:  This Agreement and the Note represent the entire agreement and understanding between the Parties concerning the termination of the Purchase Order and Teaming Agreement (collectively the “Agreements”), and supersede and replace any and all prior agreements and understandings concerning the Agreements.

10. Binding Effect: This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors, assigns, distributees, heirs, and grantees of any revocable trusts of a Party. No Party may assign either this Agreement or any of its or his or her rights, interests, or obligations hereunder without the prior written approval of the other Parties.

11. No Third-Party Beneficiaries: This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

12. Headings and Counterparts: The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.  Facsimile and photocopies of this Agreement shall have the same effect as originals.

13. Waivers: No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence and all waivers must be in writing, signed by the waiving Party, to be effective.

14. Further Assurances: Each Party shall, at the reasonable request of any other Party hereto, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents, and take such actions as such other Party may reasonably request in connection with the carrying out the terms and provisions of this Agreement.

15. Voluntary Execution of Agreement:  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

(a)	They have read this Agreement;

(b)	They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)	They understand the terms and consequences of this Agreement and of the releases it contains;

(d)	They are fully aware of the legal and binding effect of this Agreement; and

(e)	Each signatory to this Agreement below represents that he/she has the requisite authority and has been duly authorized by his/her respective corporation to execute this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

STW RESOURCES Holdings Corp.

By: ____________________________
Stanley T. Weiner, Its Chairman & CEO

Agreement Ratified and Approved by STW Resources, Inc.

By:                                _______________
Stanley T. Weiner, Its President

GE Ionics, Inc.

By:  ____________________________
William Heins, its___________